Exhibit 99.2

Barclays PLC unaudited pro forma condensed consolidated financial statements for the year ended and as at December 31, 2006 and notes thereto

Exhibit 99_2

Barclays PLC

Unaudited Pro Forma Combined

Condensed Financial Information

Table of contents

Introduction	1

Unaudited Pro Forma Combined Condensed Balance Sheet as at 31st December 2006	3

Unaudited Pro Forma Combined Condensed Income Statement for the year ended 31st December 2006	4

Notes to Pro Forma Combined Condensed Financial Information	5

Future SEC Filings and this Filing: Important Information

In connection with the proposed transaction between Barclays PLC and ABN AMRO Holding N.V. described herein, Barclays expects it will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-4, which will constitute a prospectus, as well as a Tender Offer Statement on Schedule TO and other relevant materials. In addition, ABN AMRO expects that it will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 and other relevant materials. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ ANY DOCUMENTS REGARDING THE POTENTIAL TRANSACTION IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of such filings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of such documents may also be obtained from Barclays and ABN AMRO, without charge, once they are filed with the SEC. This filing shall not constitute an offer to sell or the solicitation of an offer to buy or sell any securities in such a proposed transaction, nor shall there be any sale of any such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This Current Report on Form 6-K is being filed in connection with the disclosure requirements applicable to Barclays Bank PLC’s shelf registration. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Pro Forma Financial Information

As described in more detail herein, this document contains unaudited pro forma financial information as at, and for the year ended, 31st December 2006, which is based on the historical financial statements of Barclays PLC and ABN AMRO Holding N.V. after giving effect to the proposed transaction between Barclays PLC and ABN AMRO Holding N.V. The pro forma financial information has been prepared on the basis of estimates and assumptions which are preliminary and from information which is publicly available only. The pro forma financial information does not represent what the Barclays PLC consolidated financial position or income statement would actually have been if the proposed transaction had in fact occurred on the dates indicated or predict the Barclays PLC financial position or income statement as of any future date or for any future period. Consequently, investors are cautioned not to place undue reliance on the pro forma financial information. Furthermore, there can be no certainty that the proposed transaction will be completed in the manner described herein, if at all.

Forward-looking statements

This document contains certain forward-looking statements within the meaning of section 21E of the US Securities Exchange Act of 1934, as amended, and section 27A of the US Securities Act of 1933, as amended, with respect to certain of Barclays’ and ABN AMRO’s plans and their current goals and expectations relating to their future financial condition and performance and which involve a number of risks and uncertainties. Barclays cautions readers that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as ‘aim’, ‘anticipate’, ‘target’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding the consummation of the business combination between ABN AMRO and Barclays within the expected timeframe and on the expected terms (if at all), the benefits of the business combination transaction involving ABN AMRO and Barclays, including the achievement of synergy targets, ABN AMRO’s and Barclays future financial position, income growth, impairment charges, business strategy, projected costs and estimates of capital expenditure and revenue benefits, projected levels of growth in the banking and financial markets, the combined group’s future financial and operating results, future financial position, projected costs and estimates of capital expenditures, and plans and objectives for future operations of ABN AMRO,.Barclays and the combined group and other statements that are not historical facts. Additional risks and factors are identified in ABN AMRO and Barclays filings with the SEC including ABN AMRO and Barclays Annual Reports on Form 20-F for the fiscal year ended 31st December 2006, which are available on ABN AMRO’s website at www.abnamro.com and Barclays website at www.barclays.com respectively, and on the SEC’s website at www.sec.gov.

Any forward-looking statements made herein speak only as of the date they are made. Barclays does not undertake to update forward-looking statements to reflect any changes in expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that Barclays or ABN AMRO have made or may make in documents they have filed or may file with the SEC.

Unaudited Pro Forma Combined Condensed Financial Information

Introduction

Barclays PLC has a wide public shareholder base and its ordinary shares are listed on the London Stock Exchange, the Tokyo Stock Exchange and the New York Stock Exchange (in the form of American Depositary Shares evidenced by American Depositary Receipts). Barclays PLC is the holding company of Barclays Bank PLC and is the beneficial owner of all the ordinary shares of Barclays Bank PLC. Barclays Bank PLC conducts banking activities, is the holding company for all other subsidiaries in the Barclays Group and issues debt securities and preference shares.

Barclays Bank PLC has a shelf registration in the US pursuant to which it may issue debt and equity securities to US investors. In order to use this shelf registration on a continuous basis, Barclays Bank PLC is subject to the ongoing disclosure requirements of the U.S. Securities and Exchange Commission (SEC).

On 19th March 2007, Barclays PLC and ABN AMRO Holding N.V. announced that they were in exclusive preliminary discussions with regard to a potential combination of the two organisations.

On 22nd April 2007, the Board of Directors of Barclays PLC unanimously resolved to make an exchange offer for 100% of ABN AMRO Holding N.V. ordinary shares, with consideration in the form of Barclays PLC ordinary shares, with 3.225 of Barclays PLC ordinary shares to be exchanged for each ordinary share in ABN AMRO Holding N.V. A condition of this offer is that ABN AMRO Holding N.V. will complete a sale of LaSalle Bank Corporation (LaSalle) (excluding its North American capital markets activities within its Global Markets unit and Global Clients division as well as its US Asset Management business) to Bank of America Corporation for $21 billion.

Under Rule 3-05 and Article 11 of Regulation S-X promulgated by the SEC, the completion of the exchange offer in respect of such a combination would be deemed to be significant in nature for Barclays and the regulation requires certain information to be filed with the SEC at the time such a combination “becomes probable”. Barclays Bank PLC is amending its shelf registration to include:

•

Historical financial statements of ABN AMRO Holding N.V. through the incorporation by reference of the audited financial statements of ABN AMRO Holding N.V. from its Annual Report on Form 20-F filed on 2nd April 2007; and

•	Unaudited combined condensed pro forma financial information of Barclays PLC to give effect to the proposed combination.

Investors should note that the combination having become probable for the purposes of Regulation S-X does not indicate that the combination is certain to occur.

The following unaudited pro forma combined condensed balance sheet as at, and unaudited pro forma combined condensed income statement for the year ended, 31st December 2006 and the notes thereto (together, the ‘pro forma financial information’) are based on the historical financial statements of Barclays PLC and ABN AMRO Holding N.V. after giving effect to the proposed combination using the purchase method of accounting by applying the estimates, assumptions and adjustments described in the accompanying notes to the pro forma financial information.

The historical financial statements of both Barclays PLC and ABN AMRO Holding N.V. for 2006 have been prepared in accordance with IFRS and reconciled to US GAAP.

For the purposes of the preparation of the pro forma financial information:

•

The consolidated balance sheet of Barclays PLC at 31st December 2006 has been combined with the consolidated balance sheet of ABN AMRO Holding N.V. at 31st December 2006, both of which are prepared in accordance with IFRS and reconciled to US GAAP, as if the proposed combination giving effect to the partial sale of LaSalle had occurred on 31st December 2006;

•

The consolidated income statement of Barclays PLC for the year ended 31st December 2006 has been combined with the consolidated income statement of ABN AMRO Holding N.V. for the year ended 31st December 2006, both of which are prepared in accordance with IFRS and reconciled to US GAAP, as if the proposed combination had occurred on 1st January 2006 giving effect to the partial sale of LaSalle; and

•

The presentation currency of the combined group is Sterling as this is consistent with the presentation currency of Barclays PLC and Barclays Bank PLC combined Annual Report on Form 20-F filed with the SEC. The presentation currency of the combined group will be Euro should the proposed combination occur.

The pro forma financial information includes appropriate adjustments to account for the events directly associated with the proposed combination. Any potential synergy benefits are not included within the pro forma financial information. Only costs which are expected to be directly incurred as part of the proposed combination have been included within the pro forma financial information.

Unaudited Pro Forma Combined Condensed Financial Information

The pro forma adjustments directly relating to the proposed combination are based on effecting the pre acquisition disposal of LaSalle, an estimate of the fair value of the consideration to be provided, and preliminary assessments of the fair values of assets acquired and liabilities assumed and available information and assumptions. If the proposed combination did occur, a final determination of these fair values will be based on Barclays PLC management’s estimates of the fair values of the remaining assets and liabilities and an assessment of the fair values of the intangible assets as at the actual date of the combination. The final determination of these fair values will result in potentially material changes to the pro forma adjustments and the pro forma financial information included herein.

The actual purchase price allocation will also be subject to change as a result of finalisation of asset and liability valuations. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing dates of the proposed combination. The effect of the final fair valuation of assets and liabilities and the determination of the final consideration may cause material differences to the following pro forma financial information.

The final consideration will be determined based on the exchange rate of ABN AMRO Holding N.V. shares to Barclays PLC shares and the fair value of Barclays PLC shares at the date at which the offer is declared unconditional. As such, any changes in the fair value of the shares prior to that date may also cause material differences to the pro forma financial information. In addition, any changes in the foreign exchange rate prior to the date at which the offer is declared unconditional, may cause material differences.

The pro forma financial information and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Barclays PLC for the year ended 31st December 2006. This data should also be read in conjunction with ABN AMRO Holding N.V. financial statements and related notes thereto, for the year ended 31st December 2006 which are incorporated herein by reference to ABN AMRO Holding N.V. Annual Report on Form 20-F filed by ABN AMRO Holding N.V. on 2nd April 2007 and the condensed consolidated financial statements of LaSalle Bank Corporation for the year ended 31st December 2005. The pro forma financial information is presented for information purposes only and does not represent what the results of operations would actually have been if the combination had occurred on the dates indicated nor does it project the results of operations for any future period.

Unaudited Pro Forma Combined Condensed Financial Information

Unaudited Pro Forma Combined Condensed Balance Sheet as at 31st December 2006

IFRS basis

	Barclays PLC	ABN AMRO Holding N.V.(1)	Pre Acquisition Disposal (2)	Other Adjustments(3)	Notes to adjustments	Pro forma combined
	£m	£m	£m	£m	£m	£m
Assets
Cash and other short-term funds	9,753	8,266	8,702	562	(a)	27,283
Trading and financial assets designated at fair value	292,464	72,767	(3,840)	-		361,391
Derivative financial instruments	138,353	72,851		-		211,204
Loans and advances to banks	30,926	19,362		-		50,288
Loans and advances to customers	282,300	234,590	(30,219)	2,260	(b)	488,931
Available for sale investments	51,703	80,150	(14,220)	-		117,633
Reverse repurchase agreements and cash collateral on securities borrowed	174,090	134,017		-		308,107
Property, plant and equipment	2,492	4,208		-		6,700
Other assets	14,706	36,248	(6,210)	25,237	(c)	69,981
Total assets	996,787	662,459	(45,787)	28,059		1,641,518

Liabilities
Deposits and items in the course of collection due to banks	81,783	67,266	(10,917)	(5)	(b)	138,127
Customer accounts	256,754	204,399	(29,501)	(54)	(b)	431,598
Trading and financial liabilities designated at fair value	125,861	32,484		-		158,345
Liabilities to customers under investment contracts	84,637	3,666		-		88,303
Derivative financial instruments	140,697	69,442		-		210,139
Debt securities in issue	111,137	133,897	(884)	(654)	(b)	243,496
Repurchase agreements and cash collateral on securities lent	136,956	97,711	(5,275)	-		229,392
Insurance contract liabilities, including unit linked liabilities	3,878	2,738		-		6,616
Subordinated liabilities	13,786	12,895	(1,349)	101	(d)	25,433
Other liabilities	13,908	20,582	(2,877)	3,427	(e)	35,040
Total liabilities	969,397	645,080	(50,803)	2,815		1,566,489

Net assets	27,390	17,379	5,016	25,244		75,029

Shareholders’ equity
Shareholders’ equity excluding minority interests	19,799	15,837	5,016	25,244		65,896
Minority interests	7,591	1,542		-		9,133
Total shareholders’ equity	27,390	17,379	5,016	25,244		75,029

(1)	The financial information of ABN AMRO Holding N.V. in this unaudited combined condensed balance sheet reflects the IFRS financial information for continuing operations presented in the financial statements for the year ended 31st December 2006 published by ABN AMRO Holding N.V. within the ABN AMRO Holding N.V. Annual Report on Form 20-F filed by ABN AMRO Holding N.V. on 2nd April 2007. Such information does not reflect any comments that the management of Barclays PLC might make had they performed a detailed review. ABN AMRO Holding N.V. financial statements have been reformatted to be consistent with Barclays PLC line item presentation.
(2)	See Note 2 to the pro forma financial information.
(3)	See Note 3 to the pro forma financial information.

Unaudited Pro Forma Combined Condensed Financial Information

Unaudited Pro Forma Combined Condensed Income Statement for the year ended 31st December 2006

IFRS basis

	Barclays PLC £m	ABN AMRO Holding N.V.(1) £m	Pre Acquisition Disposal(2) £m	Other Adjustments(3) £m	Notes to adjustments £m	Pro forma combined £m
Continuing operations
Net interest income	9,143	6,681	(1,569)	(1,145)	(f)	13,110
Net fee and commission income	7,177	4,124		-		11,301
Principal transactions	4,576	3,279		-		7,855
Net premiums from insurance contracts	1,060	1,076		-		2,136
Other income	214	4,484	(807)	-		3,891
Total income	22,170	19,644	(2,376)	(1,145)		38,293
Net claims and benefits incurred on insurance contracts	(575)	(1,005)		-		(1,580)
Total income net of insurance claims	21,595	18,639	(2,376)	(1,145)		36,713
Impairment charges	(2,154)	(1,262)	(50)	-		(3,466)
Net income	19,441	17,377	(2,426)	(1,145)		33,247
Operating expenses	(12,674)	(14,090)	1,556	(1,450)	(g)	(26,658)
Share of post-tax results of associates and joint ventures	46	165		-		211
Profit on disposal of subsidiaries, associates and joint ventures	323	-		-		323
Profit before tax	7,136	3,452	(870)	(2,595)		7,123
Tax	(1,941)	(614)	313	703	(h)	(1,539)
Profit after tax	5,195	2,838	(557)	(1,892)		5,584
Profit attributable to minority interests	624	44		-		668
Profit attributable to equity holders of the parent	4,571	2,794	(557)	(1,892)		4,916
	5,195	2,838	(557)	(1,892)		5,584

Earnings per share data (pence)
-Basic	71.9	148.3				39.3
-Diluted	69.8	147.6				38.6
Number of shares (million)
Weighted average ordinary shares	6,357	1,883				12,507
Weighted average dilutive shares	6,507	1,896				12,657

(1)	The financial information of ABN AMRO Holding N.V. in this unaudited combined condensed income statement reflects the IFRS financial information for continuing operations presented in the financial statements for the year ended 31st December 2006 published by ABN AMRO Holding N.V. within the ABN AMRO Holding N.V. Annual Report on Form 20-F filed by ABN AMRO Holding N.V. on 2nd April 2007. Such information does not reflect any comments that the management of Barclays PLC might make had they performed a detailed review. ABN AMRO Holding N.V. financial statements have been reformatted to be consistent with Barclays PLC line item presentation.
(2)	See Note 2 to the pro forma financial information.
(3)	See Note 3 to the pro forma financial information.

Notes to Pro forma Combined Condensed Financial Information

1.	Description of proposed combination and estimated pro forma purchase price

The pro forma financial information has been prepared on the basis of preliminary estimates and assumptions. The key assumptions used to prepare the pro forma financial information (excluding those in relation to LaSalle which are disclosed in note 2) are:

•	Only publicly available information has been used in the preparation of the pro forma financial information

•	Potential cost synergy, revenue benefits and associated restructuring costs are not included within the pro forma financial information

•	Only costs which are expected to be directly incurred as part of the proposed combination have been included within the pro forma financial information

•

The presentation currency of the combined group is Sterling as this is consistent with the presentation currency of Barclays PLC and Barclays Bank PLC combined Annual Report on Form 20-F filed with the SEC. The presentation currency of the combined group will be Euro should the proposed combination occur

•

On 22nd April 2007, the Board of Directors of Barclays PLC unanimously resolved to make an exchange offer for 100% of ABN AMRO Holding N.V. ordinary shares. Payment would be in Barclays PLC ordinary shares with 3.225 of Barclays PLC ordinary shares to be exchanged for each ordinary share in ABN AMRO Holding N.V. Therefore, the estimated purchase price of the proposed combination for pro forma purposes will be based on the issue of 6,150 million Barclays PLC ordinary shares

•	The pro forma financial information reflects the purchase price of the proposed combination to be £46,227m consisting of Barclays PLC ordinary shares and direct transaction costs

•

The ABN AMRO Holding N.V. income statement has been translated at a 2006 average exchange rate of 1.47 (€ : £) and the ABN AMRO Holding N.V. balance sheet has been translated at the 31st December 2006 closing exchange rate of 1.49 (€ : £) in line with the exchange rates used in the published financial statements of Barclays PLC for the year ended 31 December 2006

•	Fair value adjustments of financial assets and liabilities have been made in line with publicly available information and are amortised on a straight line basis over the appropriate maturity

•	ABN AMRO Holding N.V. employee share options will be exercised as part of the combination at a weighted average strike price of €19.35 per share

•

The fair value of property, plant & equipment and other non-financial instruments are not materially different to the balance sheet carrying values disclosed in the ABN AMRO Holding N.V. Annual Report on Form 20-F

•	Calculation of goodwill is based on the closing price of Barclays PLC ordinary shares of £7.50 as listed on the London Stock Exchange Daily Official List on 20 April 2007

•	The split of goodwill and intangible assets arising from the proposed combination has been based on a ratio of 70 : 30 in line with historical combinations within the financial services industry

•	Intangible assets have been amortised on a straight line basis over the estimated useful economic life of 5 years

•	Different tax rates have been applied to individual adjustments by reference to the nature of the adjustment

Notes to Pro forma Combined Condensed Financial Information

1.	Description of proposed combination and estimated pro forma purchase price (continued)

Estimated pro forma allocation of purchase price of the proposed combination

For the purposes of this pro forma the proposed combination has been accounted for using the purchase method of accounting in accordance with IFRS. An estimated allocation of the purchase price to reflect the estimated fair values of certain ABN AMRO Holding N.V. assets and liabilities has been reflected in the unaudited pro forma financial information. Based on the initial estimates, and subject to changes which may be material upon completion of a final valuation, the preliminary allocation of the estimated pro forma purchase price is as follows:

		£m
Cash and other short-term funds		17,660
Trading and financial assets designated at fair value		68,927
Derivative financial instruments		72,851
Loans and advances to banks		19,362
Loans and advances to customers		206,631
Available for sale investments		65,930
Reverse repurchase agreements and cash collateral on securities borrowed		134,017
Property, plant and equipment		4,208
Other assets (including intangible assets)		33,945
Total assets		623,531

Deposits and items in the course of collection due to banks		56,344
Customer accounts		174,844
Trading and financial liabilities designated at fair value		32,484
Liabilities to customers under investment contracts		3,666
Derivative financial instruments		69,442
Debt securities in issue		132,359
Repurchase agreements and cash collateral on securities lent		92,436
Insurance contract liabilities, including unit linked liabilities		2,738
Subordinated liabilities		11,647
Other liabilities		21,132
Total liabilities		597,092

Net Assets		26,439

Estimated purchase consideration		46,227
Less: Estimated fair value of net assets	26,439
Minority interests of ABN AMRO Holding N.V. group not acquired	(1,542)
Estimated fair value of net assets excluding minority interests		(24,897)

Goodwill		21,330

If the proposed combination occurs, Barclays PLC will perform a valuation after the closing date to determine the actual values assigned to all acquired assets and liabilities associated with the proposed combination. Identified intangible assets, upon completion of the final valuation, will be amortised over their estimated useful economic lives.

Notes to Pro forma Combined Condensed Financial Information

2. Pre	acquisition disposal

The potential transaction is subject to an offer condition that prior to completion of the exchange offer, ABN AMRO Holding N.V. will dispose of certain operations of LaSalle to Bank of America Corporation for $21billion. The terms of this offer condition will require ABN AMRO Holding N.V. to dispose of all LaSalle operations excluding capital markets activities within its Global Markets unit and Global Clients division as well as its US Asset Management business. The key assumptions which have been used to prepare the pro forma financial information in relation to the disposal of LaSalle are:

•

In the absence of 2006 financial statements, the condensed consolidated financial statements of LaSalle for the year ended 31st December 2005 under US GAAP (as disclosed on the LaSalle website) have been used to determine the income statement and balance sheet of LaSalle. The differences between the 2006 and 2005 financial statements have been assumed to be immaterial for the potential combined group

•

The elements of LaSalle which will not be disposed of are assumed to be immaterial to the combined group and for the purposes of this pro forma financial information, it is assumed that the entire operations of LaSalle will be disposed of

•	Any differences between US GAAP and IFRS for the balance sheet and income statement are assumed to be immaterial for the potential combined group

•	Intercompany transactions between ABN AMRO Holding N.V. and LaSalle are assumed to be immaterial in the context of the combined group

•

A closing exchange rate of 1.96 (US$:£) has been used to convert the LaSalle balance sheet and an average exchange rate of 1.84 (US$:£) has been used to convert the LaSalle income statement for presentational purposes within the pro forma financial statements in line with the exchange rates used in the published financial statements of Barclays PLC for the year ended 31st December 2006

3.     Other adjustments

The other adjustments included in the pro forma financial information have been prepared as if the proposed combination was completed at 31st December 2006 for balance sheet purposes and at 1st January 2006 for income statement purposes.

Adjustments to the balance sheet reflect:

(a)	Cash outflows in respect of stamp duty and transaction costs and cash inflows in relation to the exercise of ABN AMRO Holding N.V. employee share options

(b)	Adjustments required to fair value ABN AMRO Holding N.V. financial assets and liabilities. These adjustments are disclosed in ABN AMRO Holding N.V. Annual Report on Form 20-F filed by ABN AMRO Holding N.V. on 2nd April 2007

(c)	Removal of remaining existing goodwill, intangible assets and related deferred tax assets in ABN AMRO Holding N.V. (£5,341m) as disclosed in ABN AMRO Holding N.V. Annual Report on Form 20-F filed by ABN AMRO Holding N.V. on 2nd April 2007. The recognition of estimated purchased goodwill and intangible assets of £30,469m arising from the proposed combination and the deferred tax asset (£109m) in relation to the recognition of the post retirement employee benefit liabilities at the balance sheet date (see adjustment (e) below)

(d)	Adjustment required to fair value ABN AMRO Holding N.V. subordinated liabilities at the balance sheet date. This adjustment is disclosed in ABN AMRO Holding N.V. Annual Report on Form 20-F filed by ABN AMRO Holding N.V. on 2nd April 2007

(e)	The present value of the ABN AMRO Holding N.V. net post retirement employee benefits obligations, and the deferred tax liability associated with the recognition of intangible assets and fair value adjustments to financial assets and liabilities. The net post retirement employee benefits obligation adjustment is disclosed in ABN AMRO Holding N.V. Annual Report on Form 20-F filed by ABN AMRO Holding N.V. on 2nd April 2007

Notes to Pro forma Combined Condensed Financial Information

Adjustments to the income statement reflect:

(f)	Amortisation of the fair value adjustment applied to the assets and liabilities of ABN AMRO Holding N.V.

(g)	Amortisation of the estimated purchased intangible assets recognised as a result of the proposed combination

(h)	Current and deferred tax charges and credits relating to the adjustments above at the tax rates appropriate to the nature of such adjustments

4.     Post-combination effects on income statement

The fair value adjustments applied to the identified assets and liabilities of ABN AMRO Holding N.V. and the purchased intangible assets recognised as part of the proposed combination (as detailed in Note 3) will be amortised on a straight line basis over the appropriate maturity (between 1 and 5 years). The pre-tax impact on the income statement for the years ending 31st December 2006 to 31st December 2010 is as follows:

	2006	2007	2008	2009	2010
	£m	£m	£m	£m	£m
Amortisation of fair value adjustments on financial assets and liabilities	(1,145)	(432)	(432)	(432)	(431)
Amortisation of purchased intangible assets recognised as a result of the combination	(1,828)	(1,828)	(1,828)	(1,828)	(1,827)
Total amortisation relating to the proposed combination	(2,973)	(2,260)	(2,260)	(2,260)	(2,258)

Notes to Pro forma Combined Condensed Financial Information

5.     Unaudited comparative historical and pro forma earnings per share data

Earnings used for the basic pro forma combined earnings per share calculation is the pro forma profit attributable to the equity holders of the parent for the year ended 31st December 2006.

The weighted average number of shares outstanding during the year ended 31st December 2006 for the combined entity is based on the estimated equivalent weighted average number of ordinary shares for Barclays PLC following the proposed combination. For illustrative purposes, earnings per share are calculated as if the exchange of ABN AMRO Holding N.V. shares for Barclays PLC equivalent shares had occurred at 1st January 2006. Under the terms of the proposed combination, ABN AMRO Holding N.V. shares are expected to be exchanged at an estimated ratio of 3.225:1, increasing the weighted average by 6,150 million shares.

Calculated on an IFRS basis

£m
Profit attributable to equity holders of parent	4,916
Dilutive impact of convertible options	(30)
Profit attributable to equity holders of parent including dilutive impact of convertible options	4,886

2006
Million
Basic weighted average number of shares in issue	6,357
Share issuance under proposed combination	6,150
Basic weighted average number of shares in issue following the proposed combination	12,507
Number of potential ordinary shares	150
Diluted weighted average number of shares	12,657

Calculated on a US GAAP basis

£m
Profit attributable to equity holders of parent	5,057
Dilutive impact of convertible options	(21)
Profit attributable to equity holders of parent including dilutive impact of convertible options	5,036

2006
Million
Basic weighted average number of shares in issue	6,357
Share issuance under proposed combination	6,150
Basic weighted average number of shares in issue following the proposed combination	12,507
Number of potential ordinary shares	106
Diluted weighted average number of shares	12,613

Notes to Pro forma Combined Condensed Financial Information

6.	Reconciliation to US GAAP

A reconciliation of the unaudited pro forma profit attributed to equity holders of the parent under IFRS to the unaudited pro forma net income attributed to the parent company under US GAAP for the year ended 31st December 2006 and shareholders’ equity excluding minority interests under IFRS to shareholders’ equity excluding minority interests under US GAAP as at 31st December 2006 is set out below. For additional information on these adjustments, refer to note 60 in the Barclays PLC Annual Report on Form 20-F for the year ended 31st December 2006 and ABN AMRO Holding N.V. Annual Report on Form 20-F filed by ABN AMRO Holding N.V. on 2nd April 2007.

2006 £m
Total pro forma profit attributed to equity holders of the parent under IFRS	4,916
US adjustments:
Goodwill	(8)
Intangible assets	(127)
Pensions	(267)
Post-retirement benefits	(17)
Leasing	(342)
Other compensation arrangements	66
Insurance	(96)
Revaluation of property	85
Hedging	655
Financial instruments	(71)
Foreign exchange on available for sale securities	320
Fee and cost recognition	31
Consolidation	(33)
Securitisation	(48)
Guarantees	(9)
Classification of debt and equity	58
Loans held for sale	(11)
Non-financial instruments	1
Disposal of foreign subsidiaries, associates and joint ventures	(34)
Restructuring provisions	(109)
Other	43
Tax effect of the above items	54
Total pro forma net income attributed to the parent company under US GAAP	5,057

Pro forma combined basic earnings per share	40.4
Pro forma combined diluted earnings per share	39.9

2006 £m
Total pro forma shareholders’ equity excluding minority interests under IFRS	65,896
US adjustments:
Goodwill	533
Intangible assets	(694)
Pensions	324
Post-retirement benefits	(32)
Leasing	(342)
Compensation arrangements	176
Life Assurance	(33)
Revaluation of property	(136)
Hedging	295
Financial instruments	(91)
Fee and cost recognition	62
Consolidation	9
Securitisation	307
Guarantees	(3)
Classification of debt and equity	179
Loans held for sale	(11)
Non-financial instruments	(3)
Tax effect of the above items	(307)
Total pro forma shareholders’ equity excluding minority interests under US GAAP	66,129